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                                                                  Exhibit (e)(6)

                                BRASS EAGLE INC.
                    NONQUALIFIED STOCK OPTION AWARD AGREEMENT


DATE OF GRANT:  ___________________, ________ P.M. CST

THE COMPENSATION COMMITTEE (THE "COMMITTEE") OF THE BOARD OF DIRECTORS OF THE COMPANY SHALL HAVE SOLE AND COMPLETE DISCRETION IN ADMINISTERING THIS AWARD AGREEMENT DELIVERED TO _________________________ (THE "PARTICIPANT").

TYPE OF OPTION GRANTED. SUBJECT TO THE TERMS AND CONDITIONS OF THE 1997 STOCK OPTION PLAN AS AMENDED (THE "PLAN"), AND AS HEREINAFTER SET FORTH, THE COMPANY, WITH THE APPROVAL AND AT THE DIRECTION OF THE COMMITTEE, HEREBY GRANTS THE PARTICIPANT A NONQUALIFIED STOCK OPTION FOR THE AMOUNT OF __________ SHARES ("SHARES"). THIS IS A NONQUALIFIED STOCK OPTION, NOT INTENDED TO BE WITHIN THE PROVISIONS OF SECTION 422A OF THE INTERNAL REVENUE CODE.

EXERCISE PRICE. THE EXERCISE PRICE PER SHARE OF STOCK COVERED BY THE OPTION SHALL BE $________ PER SHARE.

INSTALLMENT EXERCISE. SUBJECT TO FURTHER LIMITATIONS AS PROVIDED HEREIN, THIS OPTION SHALL BE EXERCISABLE IN FOUR (4) ANNUAL INSTALLMENTS OF 25% EACH, BEGINNING ONE YEAR AFTER THE DATE OF THE GRANT AND BUILDING IN A CUMULATIVE FASHION. THIS OPTION MAY BE EXERCISED SOLELY BY THE PARTICIPANT DURING HIS LIFETIME, OR IN THE EVENT OF LEGAL INCAPACITY, BY HIS LEGAL REPRESENTATIVE.

THE OPTION, TO THE EXTENT NOT HERETOFORE EXERCISED, SHALL EXPIRE ON THE FIRST TO OCCUR OF THE FOLLOWING DATES:

     A. THIRTY DAYS AFTER TERMINATION OF THE PARTICIPANT'S EMPLOYMENT WITH THE COMPANY DUE TO DEATH, DISABILITY, OR TERMINATION BY THE COMPANY.

     B. IMMEDIATELY UPON TERMINATION OF THE PARTICIPANT'S EMPLOYMENT DUE TO EMPLOYEE'S VOLUNTARILY LEAVING THE COMPANY.

     C.   TEN YEARS FROM DATE OF GRANT.

CHANGE IN CONTROL. NOTWITHSTANDING THE FOREGOING PARAGRAPHS, IN THE EVENT OF A CHANGE IN CONTROL, THE OPTION SHALL BECOME IMMEDIATELY EXERCISABLE UNLESS THE OPTION HAS PREVIOUSLY TERMINATED, EXPIRED, LAPSED OR BEEN FORFEITED PURSUANT TO THE TERMS OF THIS AGREEMENT OR THE PLAN.

METHOD OF EXERCISE. OPTIONS SHALL BE EXERCISED BY THE DELIVERY OF A WRITTEN NOTICE FROM THE PARTICIPANT TO THE COMPANY IN THE FORM PRESCRIBED BY THE COMMITTEE SETTING FORTH THE NUMBER OF SHARES WITH RESPECT TO WHICH THE OPTION IS TO BE EXERCISED, ACCOMPANIED BY FULL PAYMENT FOR THE SHARES. THE OPTION PRICE SHALL BE PAYABLE TO THE COMPANY IN FULL IN CASH, OR ITS EQUIVALENT, OR BY

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NONQUALIFIED STOCK OPTION AWARD AGREEMENT
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DELIVERY OF SHARES OF STOCK VALUED AT FAIR MARKET VALUE AT THE TIME OF EXERCISE
OR BY A COMBINATION OF THE FOREGOING. IN ADDITION, AT THE REQUEST OF THE PARTICIPANT, AND SUBJECT TO APPLICABLE LAWS AND REGULATIONS, THE COMPANY MAY (BUT SHALL NOT BE REQUIRED TO) COOPERATE IN A "CASHLESS EXERCISE" OF THE OPTION. AS SOON AS PRACTICABLE, AFTER RECEIPT OF WRITTEN NOTICE AND PAYMENT, THE COMPANY SHALL DELIVER TO THE PARTICIPANT, STOCK CERTIFICATES IN AN APPROPRIATE AMOUNT BASED UPON THE NUMBER OF SHARES WITH RESPECT TO WHICH THE OPTION IS EXERCISED, ISSUED IN THE PARTICIPANT'S NAME.

INCORPORATION OF PLAN BY REFERENCE. THIS OPTION IS GRANTED PURSUANT TO THE TERMS OF THE PLAN, THE TERMS AND DEFINITIONS OF WHICH ARE INCORPORATED HEREIN BY REFERENCE AND THE GRANT SHALL IN ALL RESPECTS BE INTERPRETED IN ACCORDANCE WITH THE PLAN.


I ACKNOWLEDGE RECEIPT OF THIS AWARD AGREEMENT AND A COPY OF THE 1997 STOCK OPTION PLAN.



         SIGNED:________________________________________
         DATE:

         PARTICIPANT


         BRASS EAGLE INC.

         BY: ___________________________________________
         DATE:

         TITLE: PRESIDENT AND CEO